The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated February 9, 2011
PROSPECTUS Dated February 18, 2009	Pricing Supplement No. 2011-MTNDD0725 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-157386 and 333-157386-01
Dated February 18, 2009	Dated February , 2011
Filed pursuant to Rule 424(b)(2)
$
MEDIUM-TERM NOTES, SERIES D
Senior Notes

Buffered Performance Securities Based on the Value of
the S&P 100® Index due February 21, 2014
Unlike ordinary debt securities, the Buffered Performance Securities Based on the Value of the S&P 100® Index due February 21, 2014, which we refer to as the securities, do not pay interest and provide for a minimum payment of only $2.00 per security at maturity.  At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the closing value of the S&P 100® Index, which we refer to as the index, on the valuation date.  If the final index value increases from the initial index value, you will receive for each security you hold the $10 stated principal amount plus an upside payment equal to $10 times the index percent increase times the upside participation rate of 96% to 100% (to be determined on the pricing date).  If we price the securities on the pricing date with an upside participation rate of less than 100%, the return on the securities will be less than the appreciation of the index itself.  You are fully exposed on a 1-to-1 basis and without any buffer to the first 10% decline in the closing value of the index, but if the final index value declines by more than 10% but no more than 30% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the final index value declines by more than 30% from the initial index value, you will receive at maturity for each $10 stated principal amount of securities that you hold an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the final index value from the initial index value, plus $2.00. As a result, you are fully exposed, without any buffer, to the first 10% decline in the closing value of the index, and if the final index value declines by more than 30% from the initial index value, you could lose up to 80% of your principal. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash equal to:
º	$10 plus the upside payment, if the final index value is greater than the initial index value. The upside payment will equal $10 times the index percent increase times the upside participation rate.
º
$10 times the index performance factor, if the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, which means that the final index value has declined from the initial index value by an amount less than or equal to 10%.  This amount will be less than or equal to the stated principal amount of $10 but greater than or equal to $9.00 per security.

º
$9.00, if the final index value is less than 90% of the initial index value but greater than or equal to 70% of the initial index value, which means that the final index value has declined from the initial index value by an amount greater than 10% but less than or equal to 30%.

º
The sum of (i) $10 times the index performance factor and (ii) $2.00, if the final index value is less than 70% of the initial index value, which means that the final index value has declined from the initial index value by an amount greater than 30%.  This amount will be less than, and possibly significantly less than, the $10 stated principal amount of the securities.  However, under no circumstances will the payment on the securities at maturity be less than $2.00 per security.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-6.
•	The index percent increase will be a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.
•
The upside participation rate will equal 96% to 100% (to be determined on the pricing date). If we price the securities on the pricing date with an upside participation rate of less than 100%, the return on the securities will be less than the appreciation of the index itself.

•	The index performance factor will be a fraction, the numerator of which will be the final index value and the denominator of which will be the initial index value.
•	The initial index value will equal , the closing value of the index on the pricing date.
•	The final index value will equal the closing value of the index on the valuation date.
•	The valuation date will be February 18, 2014, subject to postponement for non-index business days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the index or the stocks composing the index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 17316G354. The ISIN number for the securities is US17316G3544.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Public Offering Price	Underwriting Fee(1)	Proceeds to Issuer(2)
Per security	$10.00	$0.25	$9.75
Total	$	$	$

(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of up to $0.25 for each security sold in this offering. The actual per security underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.25 for each $10 security they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a variable selling concession of up to $0.25 for each $10 security they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information
(2) The per security proceeds to Citigroup Funding indicated above represent the minimum per security proceeds to Citigroup Funding for any security, assuming the maximum per security underwriting fee of $0.25. As noted in footnote (1), the underwriting fee is variable.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about              , 2011.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Performance Securities Based on the Value of the S&P 100® Index due February 21, 2014, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Citigroup Funding.  The payment on the securities at maturity is based on the closing value of the S&P 100® Index, which we refer to as the index, on the valuation date. The securities do not pay interest. At maturity, you will receive a positive return on the securities only if the closing value of the index on the valuation date is greater than the initial index value.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

“S&P 100® Index” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”).  The S&P 100® Index is described under “Description of Securities—The S&P 100® Index; Public Information” in this pricing supplement.

Each security costs $10
We, Citigroup Funding Inc., are offering the Buffered Performance Securities Based on the Value of the S&P 100® Index due February 21, 2014, which we refer to as the securities.  The stated principal amount and original issue price of each security is $10.

The original issue price of the securities includes the underwriting fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these underwriting fees and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of underwriting fees and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment at maturity of 100% of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only $2.00 per security at maturity.  If the final index value increases from the initial index value, you will receive for each security you hold the $10 stated principal amount plus an upside payment equal to $10 times the index percent increase times the upside participation rate of 96% to 100% (to be determined on the pricing date).  If we price the securities on the pricing date with an upside participation rate of less than 100%, the return on the securities will be less than the appreciation of the index itself.

You are fully exposed on a 1-to-1 basis to the first 10% decline in the closing value of the index, but if the final index value declines by more than 10% but no more than 30% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer and receive 90% of the stated principal amount.  However, if the final index value declines by more than 30% from the initial index value, you will receive at maturity for each $10 stated principal amount of securities that you hold an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the final index value from the initial index value, plus $2.00.  As a result, you are fully exposed, without any buffer, to the first 10% decline in the closing value of the index, and if the final index value declines by more than 30% from the initial index value, you could lose up to

80% of your principal.
The initial index value will equal , the closing value of the index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final index value will equal the closing value of the index on February 18, 2014, which we refer to as the valuation date (subject to postponement in the event of non-index business days or certain market disruption events).

Payment at maturity depends on the closing value of the index
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the closing value of the index on the valuation date, equal to:

● $10 plus the upside payment, if the final index value is greater than the initial index value, where,
upside payment = $10 x index percent increase x upside participation rate, index percent increase =
A fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value. The index percent increase is described by the following formula:

and

upside participation rate =
96% to 100% (to be determined on the pricing date).   If we price the securities on the pricing date with an upside participation rate of less than 100%, the return on the securities will be less than the appreciation of the index itself.

•      If the final index value is equal to the initial index value or has declined by an amount less than or equal to 10% from the initial index value, you will receive a payment at maturity equal to $10 times the index performance factor. This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.00 per security.

• If the final index value has declined by an amount greater than 10% but less than or equal to 30% from the initial index value, you will receive a payment at maturity equal to $9.00 per security.
• If the final index value has declined by an amount greater than 30% from the initial index value, you will receive a payment at maturity equal to:
$10 x index performance factor + $2.00
where,

index performance factor =	A fraction, the numerator of which will be the final index value and the denominator of which will be the initial index value. The index performance factor is described by the following formula:
final index value initial index value

This amount will be less, and possibly significantly less, than the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.00 per security.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS–6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the closing value of the index.  The graph does not show every situation that can occur.

You can review the historical closing values of the index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-20.  You cannot predict the future performance of the index based upon its historical performance.

If a market disruption event occurs or is continuing with respect to the index on the valuation date or if the valuation date is not an index business day, the final index value on the valuation date will be determined on the next index business day on which no market disruption event occurs or is continuing with respect to the index in accordance with “Description of Securities—Valuation Date.”

Investing in the securities is not equivalent to investing in the index or the stocks composing the index.
Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value, whether a market disruption event has occurred and the payment you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written approval of the customer. See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.
Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated February 18, 2009 and prospectus dated February 18, 2009.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the index. The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Upside Participation Rate:	98%

Initial Loss Exposure:	10%

Buffer Amount:	20%

•
Where the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10 plus the upside payment. In this case, the upside participation rate is equal to 98%, and the return on the securities will be less than the return on the index.

•
Where the final index value is equal to the initial index value or has declined by an amount less than or equal to 10% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $10 times the index performance factor.  This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.00 per security.  As a result, investors are fully exposed, without any buffer, to the first 10% decline in the index.

•
Where the final index value has declined by an amount greater than 10% but less than or equal to 30% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to $9.00 per security, representing a 10% loss of the principal amount.

•
Where the final index value has declined by an amount greater than 30% from the initial index value, the payment at maturity on the securities reflected in the graph above is equal to the sum of (i) $10 times the index performance factor and (ii) $2.00, and is consequently less than the $10 stated principal amount of each security.  As reflected in the graph above, under no circumstances will the payment due at maturity be less than $2.00 per security.

RISK FACTORS

Because the terms of the securities differ from those of conventional debt securities, an investment in the securities entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in the value of the S&P 100® Index and other events that are difficult to predict and beyond our control.

The securities do not pay interest and you may lose up to 80% of the stated principal amount
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment of only 20% of principal at maturity.  The securities fully expose you, without any buffer, on a 1-to-1 basis to the first 10% decline in the closing value of the index.  If the final index value declines by more than 10% but no more than 30% from the initial index value, you avoid any further loss of the principal amount due to the effect of a buffer and receive at maturity 90% of the stated principal amount.  If the final index value declines by more than 30% from the initial index value, you will receive at maturity for each $10 stated principal amount of securities that you hold an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the final index value from the initial index value, plus $2.00. As a result, you are fully exposed, without any buffer, to the first 10% decline in the index and if the final index value declines by more than 30% from the initial index value, you could lose up to 80% of your principal.

If we price the securities on the pricing date with an upside participation rate of less than 100%, the appreciation of the securities will be less than the appreciation of the index or an instrument linked directly to the index

If the final index value increases from the initial index value, you will receive for each security you hold the $10 stated principal amount plus an upside payment equal to $10 times the index percent increase times the upside participation rate of 96% to 100% (to be determined on the pricing date).  If we price the securities on the pricing date with an upside participation rate of less than 100%, the return on the securities will be less than the appreciation of the index itself. In addition, if the final index value increases from the initial index value, under no circumstance will your payment at maturity be greater than the return on an instrument linked directly to the index.

Volatility of the index
Historically, the closing value of the index has been volatile. From January 3, 2006 to February 8, 2011, the closing value of the index has been as low as 322.13 and as high as 729.79. The volatility of the closing value of the index may result in your receiving at maturity an amount less than the stated principal amount of your investment in the securities, subject to the minimum payment at maturity.

Potential for a lower comparable yield
The securities do not pay any periodic interest. As a result, if the final index value does not increase sufficiently from the initial index value, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market. We expect that generally the closing value of the index on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the closing value of the index, the securities will trade differently from the index. Other factors that may influence the value of the securities include:

•      the value and volatility (frequency and magnitude of changes in value) of the index and the value, volatility and dividend yield of the stocks composing the index;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the index, the stocks composing the index or the equities markets generally and which may affect the final index value;

•      the time remaining to maturity of the securities; and

•      any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

Some or all of these factors will influence the market price of the securities prior to maturity and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the index based on its historical performance. The closing value of the index may decrease below the initial index value so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the closing value of the index below the initial index value. There can be no assurance that the closing value of the index will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment. The closing value of the index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.”

The securities will not be listed on any securities exchange, and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Citigroup Global Markets may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact.  If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the index or the stocks that constitute the index.

Adjustments to the index	Standard & Poor’s Financial Services LLC (“S&P”) is responsible for calculating could adversely affect the value of the securities
and maintaining the index. S&P may add, delete or substitute the stocks constituting the index or make other methodological changes that could change the value of the index. S&P may discontinue or suspend calculation or publication of the index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index performance factor and will calculate the amount of cash you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the index), including trading in the stocks that constitute the index, futures contracts on the index and the stocks that constitute the index and other instruments, such as options and/or swaps related to the index or the stocks that constitute the index.  Our affiliates also trade in the stocks that constitute the index, futures contracts on the index and the stocks that constitute the index and other financial instruments related to the index and the stocks that constitute the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial index value and, therefore, could increase the value at which the index must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of the index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an	There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal investment in the securities are unclear
Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “Description of Securities—Certain United States Federal Tax Considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $10 stated principal amount of our Buffered Performance Securities Based on the Value of the S&P 100® Index due February 21, 2014. In this pricing supplement, the terms “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$
Pricing Date	February , 2011 (expected to price on or about February 18, 2011)
Original Issue Date (Settlement Date)	February , 2011 (three Business Days after the Pricing Date)
Maturity Date	February 21, 2014
Interest Rate	None
Specified Currency	U.S. dollars
Stated Principal Amount	$10 per Security
Original Issue Price	$10 per Security
CUSIP Number	17316G354
ISIN Number	US17316G3544
Denominations	$10 and integral multiples thereof
Index	S&P 100® Index
Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

●      $10 plus the Upside Payment, if the Final Index Value is greater than the Initial Index Value.  If we price the Securities on the Pricing Date with an Upside Participation Rate of less than 100%, the return on the Securities will be less than the appreciation of the Index itself.

●      $10 times the Index Performance Factor, if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to 90% of the Initial Index Value, which means that the Final Index Value has declined from the Initial Index Value by an amount less than or equal to 10%.

●      $9.00, if the Final Index Value is less than 90% of the Initial Index Value but greater than or equal to 70% of the Initial Index Value, which means that the Final Index Value has declined from the Initial Index Value by an amount greater than 10% but less than or equal to 30%.

●      the sum of (x) $10 times the Index Performance Factor and (y) $2.00, if the Final Index Value is less than 70% of the Initial Index Value, which means that the Final Index Value has declined from the Initial Index Value by more than 30%.

If the Final Index Value is less than the Initial Index Value, the Payment at Maturity with respect to each $10 Stated Principal Amount of Securities will be less than the Stated Principal Amount of $10.  However, under no circumstances will such Payment at Maturity be less than the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Index Business Day preceding the Maturity Date (but if such Index Business Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Minimum Payment at Maturity	$2.00 per Security
Upside Payment	$10 times the Index Percent Increase times the Upside Participation Rate
Index Percent Increase	A fraction, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Final Index Value – Initial Index Value
Initial Index Value

Upside Participation Rate
96% to 100% (to be determined on the Pricing Date).  If we price the Securities on the Pricing Date with an Upside Participation Rate of less than 100%, the return on the Securities will be less than the appreciation of the Index itself.

Index Performance Factor	A fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:
Final Index Value
Initial Index Value
Initial Index Value	The Closing Value of the Index on the Pricing Date, as determined by the Calculation Agent.
Final Index Value	The Closing Value of the Index on the Valuation Date, as determined by the Calculation Agent.

Closing Value
Subject to the provisions set out under “—Discontinuance of the Index; Alteration of Method of Calculation” below, the Closing Value on any date of determination, including the Valuation Date, means the closing value as published by the Index Publisher.  If the Closing Value of the Index is not available on any day that would have been an Index Business Day, or if a Market Disruption Event occurs or is continuing on a day that would have been, or is, an Index Business Day, that day will be deemed to be an Index Business Day and the value of the Index for that Index Business Day, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent. If no bid prices are provided from any third party dealers, the Closing Value will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The determination of the value of the Index by the Calculation Agent in the event of an unavailability of the Closing Value or a Market Disruption Event as described above may be deferred by the Calculation Agent for up to two consecutive Index Business Days during which the Closing Value is unavailable or a Market Disruption Event occurs or is continuing, but not past the scheduled Index Business Day immediately prior to the Maturity Date.

Index Publisher	Standard & Poor’s Financial Services LLC (“S&P”)
Valuation Date	February 18, 2014, subject to adjustment for non-Index Business Days or Market Disruption Events.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index Business Day
A day, as determined by the Calculation Agent, on which the Index or any Successor Index (as defined below) is calculated and published and on which securities comprising more than 80% of the value of the index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the Closing Value of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

So long as the Securities are represented by global securities and are held on behalf of DTC, notices will be given by delivery to DTC. If the Securities are no longer represented by global securities or are not held on behalf of DTC, notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.
Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)
Underwriter	Citigroup Global Markets Inc.
Calculation Agent	Citigroup Global Markets Inc.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks, commodities, contracts, currencies or derivative contracts relating to such stocks, commodities, contracts or currencies, as applicable, which then comprise 20% or more of the value of the Index or any Successor Index, (b) any options contracts or futures contracts, or any options on such futures contracts relating to the Index or any Successor Index, or (c) any options contracts or futures contracts relating to stocks, commodities, contracts, currencies or derivative contracts relating to such stocks, commodities, contracts or currencies, as applicable, which then comprise 20% or more of the value of the Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For purposes of determining whether a Market Disruption Event exists at any time, if trading in a stock, commodity, currency or derivative contract relating to such stock, commodity or currency, as applicable, included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution to the value of the Index will be based on a comparison of the portion of the value of the Index attributable to that stock, commodity, contract, currency or derivative contract relating to such stock, commodity, contract or currency, as applicable, relative to the overall value of the Index, in each case immediately before that suspension or limitation.

Redemption at the Option of the Holder;
Defeasance
The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Exchange Calculation
in Case of an Event of Default
In case an Event of Default (as defined in the accompanying prospectus) with respect to any Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Security will be determined by the Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the maturity of the Securities were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Security will be capped at the maturity payment, calculated as though the Maturity Date of the Securities were the date of the commencement of the proceeding.

In case of default in Payment at Maturity of the Securities, the Securities shall bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of       % per annum on the unpaid amount due.

Discontinuance of the Index;
Alteration of Method of Calculation
If S&P discontinues publication of the Index or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index, then the value of the relevant index will be determined by reference to the value of that index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Securities.

If S&P discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Index, the value to be substituted for the Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the relevant index as described above, the Successor Index or value will be substituted for the relevant index for all purposes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the Securities.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

The S&P 100® Index;
Public Information
The S&P 100® Index is calculated, maintained and published by S&P.  The S&P 100® Index is a subset of the S&P 500® Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the S&P 100® Index are selected for sector balance.  The calculation of the value of the S&P 100® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 100 companies (the “S&P 100® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period.  The “Market Value” of any S&P 100® Component Stock is

the product of the market price per share and the number of the then outstanding shares of such S&P 100® Component Stock.

The S&P 100® Index was originally developed by the Chicago Board Options Exchange (CBOE), which later transferred the S&P 100® Index to S&P for management.  S&P’s U.S. Index Committee, which oversees the S&P 500® Index and other S&P equity indices, maintains the S&P 100® Index.  Because the S&P 100® Index is derived from the S&P 500® Index, the S&P 100® Index stocks are also subject to the published S&P 500® criteria for additions and deletions.  In addition, only companies included in the S&P 500® Index are eligible for inclusion in the S&P 100® Index.  All stocks added to the S&P 100® Index must maintain exchange-listed options.  Stocks included in the S&P 100® Index must also meet the S&P U.S. Index Committee’s guidelines for sector representation.  The sector composition of the S&P 100® Index has remained comparable to the sector composition of the S&P 500® Index.  The S&P U.S. Index Committee may remove a company from the S&P 100® Index if the company does not meet the inclusion qualifications or if the Index becomes unbalanced in its sector representation.  The S&P U.S. Index Committee may also remove any company that violates any of the S&P 500® criteria.

The S&P 100® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 100® Index is calculated using a base-weighted aggregate methodology where the level of the S&P 100® Index reflects the total Market Value of all 100 S&P 100® Component Stocks relative to the S&P 100® Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P 100® Index is computed by dividing the total Market Value of the S&P 100® Component Stocks by a number called the “S&P 100® Index Divisor.”  By itself, the S&P 100® Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 100® Index, it is the only link to the original base period value of the S&P 100® Index.  The S&P 100® Index Divisor keeps the S&P 100® Index comparable over time and is the manipulation point for all adjustments to the S&P 100® Index (“S&P 100® Index Maintenance”).

S&P 100® Index Maintenance includes monitoring and completing adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock-price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 100® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 100® Index require a S&P 100® Index Divisor adjustment.  By adjusting the S&P 100® Index Divisor for the change in total Market Value, the value of the S&P 100® Index remains constant.  This helps maintain the value of the S&P 100® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 100® Index does not reflect the corporate actions of individual companies in the S&P 100® Index.  All S&P 100® Index Divisor adjustments are made after the close of trading and after the calculation of the Closing Value of the S&P 100® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 100® Index and do not require S&P 100® Index Divisor adjustments.

The table below summarizes the types of S&P 100® Index maintenance adjustments and indicates whether or not a S&P 100® Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus Price of Rights Right Ratio	Yes

Spin-Off	Price of parent company minus Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the S&P 100® Index Divisor of the S&P 100® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 100® Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 100® Index Divisor has the effect of altering the Market Value of the S&P 100® Component Stock and consequently of altering the aggregate Market Value of the S&P 100® Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 100® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 100® Component Stock, a new S&P 100® Index Divisor (“New S&P 100® Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 100® Divisor

New S&P 100® Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 100® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 100® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 100® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 100® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 100® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 100® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 100® Index Divisor.

S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Securities.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P

100® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Securities. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Securities into consideration in determining, composing or calculating the S&P 100® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P 100® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

Historical Information
The following table sets forth the published high and low Closing Values, as well as end-of-quarter Closing Values, of the Index for each quarter in the period from January 3, 2006 through February 8, 2011. The Closing Value on February 8, 2011 was 596.27. The graph following the table sets forth the historical performance of the Index for the period from January 3, 2006 through February 8, 2011.

The historical Closing Values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the Index on the Valuation Date. The Index may close on the Valuation Date below the Initial Index

Value so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities, and you could lose up to 80% of your principal.

We cannot give you any assurance that the Closing Value of the Index will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities. Your return is linked to the Final Index Value on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

S&P 100® Index Historical High, Low and Period End Closing Values January 3, 2006 through February 8, 2011

	High	Low	Period End
2006
First Quarter	594.79	568.76	587.75
Second Quarter	603.82	560.70	579.76
Third Quarter	621.54	566.62	620.03
Fourth Quarter	664.42	619.24	660.41
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter	729.79	657.79	685.65
2008
First Quarter	676.12	589.15	613.71
Second Quarter	653.49	579.62	581.09
Third Quarter	604.47	515.52	544.73
Fourth Quarter	545.60	367.10	431.54
2009
First Quarter	444.52	322.13	377.35
Second Quarter	440.30	384.14	429.66
Third Quarter	494.35	412.29	488.35
Fourth Quarter	519.13	475.48	514.09
2010
First Quarter	537.09	486.85	534.91
Second Quarter	553.87	467.65	467.65
Third Quarter	519.34	463.84	514.66
Fourth Quarter	566.78	513.31	565.90
2011
First Quarter (through February 8, 2011)	596.27	572.10	596.27

S&P 100® Index January 3, 2006 through February 8, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks that constitute the Index, futures contracts on the Index and the stocks that constitute the Index and other instruments, such as options and/or swaps related to the Index or the stocks that constitute the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Index Value, and, therefore, increase the value at which the Index must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks that constitute the Index, futures contracts on the Index and the stocks that constitute the Index and other instruments, such as options and/or swaps related to the Index or the stocks that constitute the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the Closing Value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Securities.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the Calculation Agent and its affiliates could potentially adversely affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Securities, will receive an underwriting fee of up to $0.25 for each Security sold in this offering. The actual per Security underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.25 for each $10 Security they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a variable selling concession of up to $0.25 for each $10 Security they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written approval of the customer.

ERISA Matters
Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Certain United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•  certain financial institutions;

•  dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•  investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•  U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•  regulated investment companies;

•  real estate investment trusts;

•  tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•  persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or instruments that are similar to the Securities, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•  a citizen or resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien; • a foreign corporation; or • a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not have income or gain in respect of the Security that is effectively connected with the conduct of a trade or business in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Securities are also possible.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities will generally be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder)

that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.
TABLE OF CONTENTS

Citigroup Funding Inc.

Buffered Performance Securities
Based on the Value of the
S&P 100® Index

Due February 21, 2014
$10.00 per Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
February    , 2011

(Including Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Page
Pricing Supplement
Summary of Pricing Supplement	PS-2
Hypothetical Payouts on the Securities at Maturity	PS-6
Risk Factors	PS-7
Description of Securities	PS-11
Payment at Maturity	PS-11
Upside Payment	PS-12
The S&P 100® Index; Public Information	PS-16
Historical Information	PS-20
Use of Proceeds and Hedging	PS-22
Plan of Distribution; Conflicts of Interest	PS-23
ERISA Matters	PS-23
Certain United States Federal Tax Considerations	PS-24
Medium-Term Notes Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29